UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2013

Senesco Technologies, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

___________________Not applicable_____________________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 7.01 Regulation FD Disclosure.

On December 30, 2013, Senesco Technologies, Inc. (“Senesco” or the “Company”) issued a press release announcing that the Company has agreed to terms and executed a non-binding letter of intent to merge with Fabrus, Inc. (“Fabrus”), a privately-held, biotechnology company focused on expanding the clinical impact of antibodies by addressing drug targets resistant to traditional antibody discovery methods.

Under the terms of the non-binding letter of intent, Fabrus will merge with a wholly-owned subsidiary of Senesco. Senesco will be the surviving corporation. Post merger, the stockholders of Fabrus will receive approximately 50% of Senesco, and the Senesco stockholders will continue to own approximately 50% of Senesco. The Senesco stockholders will not be required to vote on this transaction, and Senesco stockholders will be entitled to hold their existing securities. A non-binding letter of intent has been signed and due to the non-binding nature of such agreement, the terms of the proposed transaction remain subject to change. The parties expect to sign a definitive agreement in early 2014, subject to final review and approval of the terms of the transaction by the board of directors of each of Senesco and Fabrus, and the transaction is expected to close concurrently with signing or shortly thereafter. Additional details of the transaction will be disclosed once an agreement is executed.

A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference. The information contained in this Current Report on Form 8-K, including Exhibit 99.1, is intended to be "furnished" and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated December 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: December 30, 2013	By:	/s/ Leslie J. Browne, Ph.D.
	Name: Title:	Leslie J. Browne, Ph.D. President and Chief Executive Officer